Exhibit 99.2

FISCAL 2020 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 4, 2020 / 08:00 AM EST

On February 4, 2020, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2020 second quarter, ended December 31, 2019. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Adam Chase Noble UBS Investment Bank, Research Division – Equity Research Associate of Healthcare

Andrew Harris Cooper Raymond James & Associates, Inc., Research Division – Senior Research Associate

Anne Elizabeth Samuel JP Morgan Chase & Co, Research Division – Analyst

Chun-Wai Yong Barclays Bank PLC, Research Division – Research Analyst

Donald Houghton Hooker KeyBank Capital Markets Inc., Research Division – VP and Equity Research Analyst

Jailendra P. Singh Crédit Suisse AG, Research Division – Research Analyst

Jason Michael Plagman Jefferies LLC, Research Division – VP

Michael K. Polark Robert W. Baird & Co. Incorporated, Research Division – Research Associate

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner & Healthcare Analyst

Sean William Wieland Piper Sandler & Co., Research Division – MD & Senior Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Premier Fiscal Year 2020 Second Quarter Results and Conference Call.

(Operator Instructions)

Please be advised that today’s call may be recorded.

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Fiscal 2020 Second Quarter Conference Call Transcript

(Operator Instructions)

I would now like to hand the call over to Jim Storey. Please go ahead.

James R. Storey – Premier, Inc. – VP of IR

Thank you, Michelle, and welcome, everyone, to Premier’s Fiscal 2020 Second Quarter Conference Call.

Our speakers today are Susan DeVore, Chief Executive Officer; Mike Alkire, President; and Craig McKasson, Chief Administrative and Financial Officer. Susan, Mike and Craig will review the quarter’s results, provide an operations update and discuss ongoing strategies for the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-Q for the fiscal second quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that financial results presented today reflect continuing operations following the completion of our sale and exit of the Specialty Pharmacy business on June 7, 2019. Also, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Jim, and welcome, everyone, to our call. We have a lot to share with you this morning, so let’s get started.

Overall, our fiscal second quarter financial results exceeded management’s expectations, driven by the ongoing steady growth of our core Supply Chain Services business. This solid performance largely offset the continued softness in Performance Services segment revenue, which as we discussed on our last call, was anticipated.

Based on the first half performance and our outlook for the remainder of the fiscal year, including the impact of the acquisitions, we are revising segment revenue guidance to reflect our expectations that increased year-over-year growth in Supply Chain Services will more than offset ongoing challenges in Performance Services. As a result, we also are increasing the guidance range for consolidated net revenue while reaffirming the current guidance ranges for non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share.

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Fiscal 2020 Second Quarter Conference Call Transcript

Before we review our strategic initiatives and our performance in detail, I want to reiterate what I said last quarter about our business. Premier delivers a unique, integrated, total value proposition for each of our members, enabling them to achieve a consistent and compelling total return on their investment. The importance of this cannot be overstated as it helps us both win new business and retain existing members in a highly competitive marketplace. And it has historically produced consistent, steady and profitable growth for Premier.

Against this backdrop, I’m very pleased about our comprehensive partnership with CommonSpirit Health, announced just last week, and our agreement to acquire the Acurity group purchasing and Nexera consulting businesses from the Greater New York Hospital Association, which we announced this morning. These are huge wins that, when coupled with the successes we’ve achieved with other significant health system mergers, including Aurora/Advocate Health and Ballad Health, further demonstrate the value and differentiation of our integrated sourcing, technology and service capabilities. These wins, among others over the past few years, validate Premier’s ability to drive cost synergies when two large health systems are merging.

CommonSpirit was created about a year ago from the merger of Catholic Health Initiatives and Dignity Health. It operates 137 hospitals and more than 700 care sites across 21 states and generated a combined $29 billion in revenues in fiscal 2019. Our new partnership will focus on operational and clinical alignment and improvement opportunities. Mike will provide more perspective on the opportunities we see with CommonSpirit in just a few minutes.

Turning to our agreement to acquire the Acurity and Nexera businesses, I know our future relationship with the Greater New York Hospital Association has been a major question on the minds of our investors, so let me spend a few moments on that. Acurity operates a large, regional GPO business with members comprising more than 300 hospitals and 2,700 health-related facilities in the New York tristate area. Nexera operates a hospital supply chain, consulting and co-management business that we believe is highly complementary to our own consulting capabilities.

In acquiring these businesses, Premier will receive 100% of the revenue generated by Nexera and 100% of the gross administrative fees generated by Acurity. This includes more than 82% of Acurity member gross administrative fees revenue that has already been extended through December 2024, with five-year contracts containing no early termination provision. And we believe that we will renew the remaining contracts when the time comes as most of these long-term Acurity members are very familiar with Premier and have been accessing our GPO contracts through Acurity.

We believe this is a very positive outcome, considering that Greater New York is both a large regional aggregator of health systems and our biggest customer. This acquisition secures the long-term revenue streams from Acurity members and provides us with the opportunity to collaborate more closely with individual members and deliver significant added value through our technology and services.

Further, we believe this transaction underscores the confidence that the Greater New York Hospital Association and Nexera and Acurity members have in Premier’s highly differentiated total value approach, which is driven by our industry-leading GPO, analytics, and consulting capabilities. The financial impact of the acquisitions has been factored into our revised fiscal 2020 guidance. Craig will discuss the acquisition and its financial impact in more detail when he reviews the financials.

Turning back to our businesses more broadly. In Supply Chain Services, we remain focused on achieving steady growth by continuing to deliver a comprehensive value proposition and compelling return on our

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Fiscal 2020 Second Quarter Conference Call Transcript

members’ investment in the relationship. The components of this value proposition continue to include total cost savings, contract pricing, analytics, dedicated resources, distributions, TRA payments and fee share.

Looking at Performance Services, we continue to operate in a challenging market environment where we believe healthcare provider spend has been restrained by ongoing political and regulatory uncertainty. We think this is likely to continue through at least the presidential election. That said, and as Mike will discuss shortly, we remain hard at work enhancing the value proposition of our core healthcare provider solutions through the ongoing evolution and integration of our products, services and capabilities. At the same time, we are pivoting to new opportunities in adjacent markets where we can leverage our unique combination of deep member relationships, integrated analytics and other wraparound services.

So to sum up, we continue to take a balanced approach by remaining focused on evolving and strengthening the value proposition of our core businesses while making strategic investments in new areas. As we have said since our IPO, we will continue to pursue opportunities to create sustainable, long-term value for all stockholders.

Now let me turn the call over to Mike Alkire, our President, who will walk you through some of the initiatives that we’re pursuing.

Michael J. Alkire – Premier, Inc. – President

Thank you, Susan, and thanks, everyone, for joining our call. Today in discussing our operational performance, I’ll review the strategic and operational progress we are making and drill down on some specific, ongoing and new initiatives.

However, before we get started, I’d like to provide some perspective on recent market developments impacting the global healthcare supply chain for personal protective apparel. As you know, health systems around the world are in the early stages of dealing with the rapidly spreading Coronavirus, while here in the U.S., we’re also managing through a large product recall impacting surgical gowns, drapes and other items. Premier is focused on working with our suppliers and members to ensure consistent supply, particularly in times of crisis. Through both our direct sourcing and supply chain contracting capabilities, we source products from multiple suppliers and manufacturers around the world to build inventory and maintain a consistent supply of high-quality products. While we can’t predict the future, we are doing everything in our power to ensure safe, consistent and continuous flow of products to our nation’s healthcare providers.

Now let’s turn to a review of our operations for the fiscal second quarter. In the Supply Chain Services segment, we continue to achieve steady growth through ongoing initiatives that include our expanding high-compliance purchasing programs, our focus on leveraging new opportunities in the area of purchased services, our continuing expansion of the ProvideGx drug shortage program and our ongoing work to integrate technology capabilities into our supply chain strategies.

Let’s drill down for a moment on purchased services. As part of our longer-term focus, we are building out a technology-enabled, end-to-end, supply chain strategy, a key component of which is our ability to help health systems better manage the challenging area of purchased services, which are those routine clinical and nonclinical services often provided locally or regionally by third parties. Research shows that on average, purchased services account for up to 30% of a typical U.S. hospital’s nonlabor expense. To address this opportunity, we are continuing to leverage our recent acquisition of MedPricer, which

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Fiscal 2020 Second Quarter Conference Call Transcript

provides technology solutions that enable hospitals and other healthcare providers to analyze, benchmark and source purchased services contracts. While still early on, I’m happy to report this business is progressing nicely, and we look forward to driving even more value for our members and growth for Premier as we continue to harness this critical area of purchased services spend.

Looking at Performance Services, we’re excited about the ongoing development of our clinical decision support technology, which we acquired with Stanson Health just over a year ago. This platform provides the ability to deliver clinical decision support analytics within the electronic health record workflow, utilizing machine learning and artificial intelligence. It’s proving to be a critical component in a number of our initiatives, including our automated prior authorization solution as well as our initiative to develop a next-generation platform to further help facilitate the delivery of high-quality, standardized care at a reduced cost. This platform continues to generate strong member interest and has been one of our fastest-growing businesses within Performance Services.

One catalyst for creating a tailwind for our clinical decision support platform is the PAMA regulation requiring all healthcare providers to consult a CMS-approved clinical decision support system by January 1, 2021, for advanced imaging procedures or forfeit Medicare reimbursement. We are also integrating its capabilities into Contigo Health, our direct-to-employer, high-value care network initiative. In that regard, I am thrilled to announce that Contigo Health has just initiated a pilot program with a major national employer to develop a clinical program designed to improve care for its employees with the focus on advancing maternal health. As part of this new pilot program, Contigo Health is working with this Fortune 25 company on a series of initiatives to help providers eliminate unwarranted variation in maternal care that has proven to lead to higher costs and lower-quality outcomes. In fact, just last month, Premier released a study showing that complications and common chronic conditions lengthened mothers’ hospital stays and increased hospitals’ childbirth costs by 20% or more. Contigo Health is also in the planning stages with a second major employer for another pilot program and continues to target signing up a third large employer during this current fiscal year.

Turning briefly to our drug shortage initiative, we have now partnered with 25 manufacturers and are reliably supplying nearly 150 shortage drugs by the National Drug Code. In 2019 alone, our ProvideGX program added 18 new drugs to our portfolio. We are currently working with a pipeline of 50 additional shortage drugs that are absolutely vital to patient care.

Looking at the future, I want to take a few minutes to further discuss the opportunities we see ahead with Acurity, Nexera and CommonSpirit. We are indeed very excited about our agreement to acquire Acurity’s GPO business. This provides us with the opportunity to continue and expand our long-term relationships with our members acquired through Acurity. These relationships can now be more tightly integrated with Premier, and we look forward to driving incremental value for these healthcare providers and for Premier by delivering our broader suite of technology, analytics and wraparound services directly to these members.

Turning to Nexera, as a stand-alone business with unique hospital consulting and management capabilities and a loyal customer base, Nexera brings compelling and complementary offerings to Premier’s portfolio. We expect Nexera’s hospital supply chain co-management services to help us accelerate Premier’s end-to-end, technology-enabled supply chain strategy. We further expect to expand Nexera’s business outside of the New York tri-state area to provide technology-enabled value analysis capabilities, supply chain business intelligence, and consolidated and virtual buying functions to a broader array of customers.

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Fiscal 2020 Second Quarter Conference Call Transcript

Looking at CommonSpirit Health, this new partnership will tap into Premier’s comprehensive offerings as Catholic Health Initiatives previously used Premier’s performance improvement services and technologies, and Dignity Health accessed Premier’s Supply Chain Services. CommonSpirit, the merged entity, will be fully converting to Premier’s group purchasing organization and will leverage Premier’s analytics and our focused team of experts to strengthen and accelerate the execution of a clinically integrated supply chain.

In closing, we remain focused on further developing our technology-enabled supply chain and enterprise analytics and performance improvement strategies. We believe our continuous focus on enhancing our core capabilities while developing new ones positions Premier well now and into the future. Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Administrative and Financial officer.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. Now let’s walk through the second quarter financial results in more detail. From a GAAP standpoint, consolidated second quarter net revenue of $319.6 million increased 4% from $307.6 million a year ago. Supply Chain Services segment revenue of $232.6 million increased 9% from $212.7 million. Net administrative fees revenue of $172.1 million increased 4% from $165.7 million, primarily resulting from ongoing contract penetration, driven partly by our high-compliance portfolio programs and the addition of new contract categories and suppliers across both our acute care and alternate site businesses.

Products revenue of $58 million increased 31% from $44.2 million last year, driven primarily by continued growth in member demand for our PremierPro commodity product categories, increased U.S. Foods product sales and aggregated purchases.

Turning to the Performance Services segment. As anticipated, second quarter revenue of $87 million decreased 8% from $94.9 million a year earlier. As we previously discussed, factors impacting Performance Services segment revenue included reduced revenue from our Hospital Improvement Innovation Network contract with CMS and fewer consulting engagements relative to last year when multiple engagements were underway in conjunction with the earlier recruitment of several academic medical centers. Additionally, the applied sciences business experienced lower year-over-year revenue largely related to the timing of certain contracts. This was partially offset by certain new licensed and SaaS technology contracts in the quarter as well as growth in our clinical decision support technology business.

Looking at profitability. GAAP net income was $91.6 million for the quarter compared to $105.8 million last year. This is primarily due to the remeasurement of deferred tax balances related to a change in North Carolina’s state income tax law, resulting in a reduction of future income tax benefits. After a GAAP-required noncash negative adjustment of $480.2 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership based on the increase in our stock price during the second quarter, we reported a GAAP net loss of $6.88 per share. Consolidated non-GAAP adjusted EBITDA of $148.4 million for the quarter increased 4% from $142.9 million from a year ago.

From a segment perspective, Supply Chain Services non-GAAP adjusted EBITDA of $148 million compared with $135 million last year. The 10% year-over-year increase was primarily driven by growth in net administrative fees and products revenue. In Performance Services, non-GAAP adjusted EBITDA of $30 million decreased 19% from $37.1 million a year earlier. The decline was primarily driven by the

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Fiscal 2020 Second Quarter Conference Call Transcript

same factors impacting revenue that I just discussed as well as by expenses associated with ongoing investment in our clinical decision support technology and Contigo Health, our direct-to-employer, high-value care network.

Second quarter non-GAAP adjusted fully distributed net income of $90.8 million increased 2% from $89.2 million a year ago, and non-GAAP adjusted fully distributed earnings per share increased 10% to $0.74 from $0.67. As part of our commitment to deliver long-term stockholder value, we repurchased a total of approximately 3.5 million shares during the fiscal second quarter for $112.8 million at an average price of $31.80 per share. For the first six months of fiscal 2020, we’ve repurchased a total of approximately 4.6 million shares for $148.6 million.

From a liquidity and balance sheet perspective, cash flow from operations for the six-month period was $217 million compared with $210.2 million for the same period last year. The increase in cash flow from operations was primarily driven by higher net administrative fees and product revenue and an increase in working capital, primarily driven by increased cash collections on contract assets. These were primarily offset by decreased Performance Services revenue and increased selling, general and administrative expenses. The increase in SG&A expenses is primarily due to higher acquisition and disposition-related expenses and expenses associated with certain strategic initiatives and acquisitions.

Non-GAAP free cash flow for the six-month period was $127.9 million, or approximately 44% of non-GAAP adjusted EBITDA, compared with $114.7 million, or 41% a year earlier. The growth is primarily due to the same factors driving growth in cash flow from operations as well as a decrease in purchases of property and equipment and decreased distributions to limited partners due to their change in ownership. The cadence of six-month free cash flow results is consistent with historical performance, and we continue to expect that non-GAAP free cash flow will approximate 55% to 65% of non-GAAP adjusted EBITDA for the full fiscal year.

Our cash and cash equivalents totaled $111.6 million at December 31, 2019, compared with $141.1 million at June 30, 2019. We ended the quarter with an outstanding balance of $50 million on our five-year $1 billion revolving credit facility, which we have subsequently repaid.

Before turning to guidance, let me provide a quick financial overview of our agreement to acquire the Acurity and Nexera businesses from the Greater New York Hospital Association. As Susan noted, in acquiring these businesses, we will receive all of the Nexera revenue and all of the gross administrative fees generated by Acurity. Regarding the GPO, we will share administrative fees directly with Acurity’s underlying members in accordance with those members’ contracts at an aggregate contracted administrative fee share that is consistent with the mid-30% range of our overall aggregate administrative fee share.

In addition, as disclosed in the press release, Acurity is providing one-time rebate payments to certain of its members that from an accounting perspective, Premier is required to treat as prepaid administrative fee share and amortize over the life of the contract on our financial statements. When considering this non-cash amortization, the effective administrative fee share expense to Acurity members under the acquired contracts averages in the low 50% range. We are acquiring these businesses for total consideration of approximately $291.5 million and a potential contingent payment of up to $30 million due to the sellers in fiscal 2025 based on the achievement of certain member renewal objectives. The anticipated impact of the transaction, including initial synergies, is reflected in our revised fiscal 2020 guidance.

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Fiscal 2020 Second Quarter Conference Call Transcript

So turning to guidance, based upon performance through the first six months of the fiscal year, our current outlook and assumptions for the remainder of the year and the anticipated financial impact of the acquisitions of Acurity and Nexera, we are updating fiscal full year guidance as follows: We are increasing Supply Chain Services segment revenue to a range of $895 million to $930 million, indicating anticipated year-over-year growth of 5% to 9%. This outlook assumes stronger-than-previously-anticipated growth in net administrative fees and products revenue, which we now project at 2% to 6% and 11% to 15%, respectively. Revenue is not expected to be materially impacted by the Acurity and Nexera acquisitions.

We are decreasing Performance Services segment revenue to a range of $340 million to $354 million, indicating an anticipated year-over-year decline of 2% to 6%. This is primarily due to slower-than-planned growth in our technology and consulting businesses and the slower-than-originally-expected ramp-up of our Contigo Health initiative.

However, due to the anticipated growth in Supply Chain Services, the guidance range for consolidated revenue is being increased to $1.235 billion to $1.284 billion, indicating year-over-year consolidated net revenue growth of 1% to 5%. We are reaffirming guidance for non-GAAP adjusted EBITDA at a range of $566 million to $589 million, indicating continued expectations from 1% to 5% year-over-year growth. This incorporates the expected negative adjusted EBITDA impact of $11 million to $13 million for the fiscal year due to the expenses associated with Acurity and Nexera business acquisitions. These expenses are primarily related to the non-cash amortization of the one-time rebate payments by Acurity to its members, as I just discussed, and to the overall additional infrastructure costs associated with the acquired businesses. Similarly, we are reaffirming non-GAAP adjusted fully distributed earnings per share at a range of $2.76 to $2.89, indicating growth of 4% to 9%. This includes the expected negative impact of $0.05 to $0.08 for the fiscal year related to these same acquisition-related expenses.

Finally, I’d like to provide a brief update on our ongoing quarterly exchange process. On January 31, approximately 4.9 million Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Our next quarterly exchange occurs on April 30.

Thank you for your time. Now let me turn the call back over to Susan.

Susan D. DeVore – Premier, Inc. – CEO & Director

Thanks, Craig. A few closing thoughts before opening the call to questions. First, Premier outperformed management’s expectations in the quarter, led by our group purchasing and direct sourcing businesses. Second, we believe our partnership with CommonSpirit is a momentous business win. It reinforces our position as the market leader and further validates our comprehensive, integrated approach to delivering compelling value for merging health systems in a consolidating marketplace. And lastly, our transaction with the Greater New York Hospital Association retains significant existing revenue streams that Acurity’s group purchasing members drive to Premier; secures five-year contract extensions with no early termination provision; adds Nexera’s supply chain management and consulting assets, which we believe will help accelerate our end-to-end enterprise supply chain strategy; and reinforces our long-term strategic relationship with Acurity members.

Thanks so much for your time today. Operator, please open the line for questions.

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Fiscal 2020 Second Quarter Conference Call Transcript

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Lisa Gill of JPMorgan.

Anne Elizabeth Samuel – JP Morgan Chase & Co, Research Division – Analyst

It’s Annie on for Lisa. I was hoping maybe you could speak a little bit more to what drove the reduced expectations in the Performance Services segment in the back half. Should we still be thinking about margins in the mid-30s there? And when should we start to think about the timing of Contigo Health benefiting the model?

Craig Steven McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. Thanks for the question. First, we are still expecting EBITDA margins to be in the mid-30s as we continue to diligently manage the expenses associated with the reduced expectations on revenue growth. The lower expectations really are a function, as I discussed, of lower-than-anticipated technology and primarily consulting-related business that we had hoped would manifest in the back half of the year but is just not coming along at the pace that we’d expected. And then we have had a little bit slower ramp-up to our Contigo Health initiative given the timing and the timeline that it’s taking to ramp up some of the large employers here, although we are extremely excited about the major employer that we have launched this first pilot program with. And from a standpoint of when we really see that taking off in the future, we currently expect that we’ll continue to see growth as we move into 2021. But as we’ve talked about on previous calls, it’s more likely into the 2022 time line when we really start to see that contribute meaningfully.

Anne Elizabeth Samuel – JP Morgan Chase & Co, Research Division – Analyst

Great. And then maybe one more, just on utilization. You’ve spoken recently about improved utilization trends. How should we be thinking about that going forward? And what’s baked in to your guidance?

Craig Steven McKasson – Premier, Inc. – Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. Thanks. This is Craig again. So from a utilization standpoint, we did talk at the JPMorgan conference a couple of weeks ago about the fact that in our analysis, the second quarter indicated a second consistent quarter with some positive utilization trends. We had been experiencing declining or flat inpatient utilization for a number of quarters. And for the last two quarters, we’ve actually seen that flip to a slightly positive utilization environment with increases in outpatient and ambulatory utilization as well. We, at this point, still are not at a point that we would call that a sustainable trend, so we’re continuing to monitor that. We’re also being mindful of some of the supply-related considerations in the marketplace surrounding certain product recalls and the Coronavirus implications and what that could potentially have in the future, so continuing to be mindful of what utilization trends might be moving forward.

Operator

Our next question comes from Ryan Daniels of William Blair.

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Fiscal 2020 Second Quarter Conference Call Transcript

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner & Healthcare Analyst

A quick one on the M&A transaction. Susan, you said in your prepared comments, you’ve got five-year renewals I think with 85% of the business. Can you go into a little bit more detail? Again, I didn’t quite catch what that was.

Susan D. DeVore – Premier, Inc. – CEO & Director

Yes. So as you know, Acurity and the Greater New York Hospital businesses cover a large member base. And so what we did was target those largest big members and secure those contracts. A lot of other health systems there have been using the Acurity contracts for years and years. Their contracts are on different waterfalls, and so we wanted to get that bolus of 82% locked down, and then we’ll just renew or take on the extensions of the other contracts as they come up. But we are acquiring 100% of the revenue and all the business of both the GPO and the consulting business.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner & Healthcare Analyst

Right. Understood. And then the 82%, is that 82% of the clients or the revenue that they’ve been generating? So you’ve got bigger clients.

Susan D. DeVore - Premier, Inc. - CEO & Director

That’s the revenue.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

82% of the revenue, Ryan. And more than 82%, to be clear.

Ryan Scott Daniels - William Blair & Company L.L.C., Research Division - Partner & Healthcare Analyst

Okay. And then a follow-up on the Performance Services. I mean, obviously, it continues to underperform a little bit, and it sounds like you anticipate that continuing. So profits, if we look at the adjusted EBITDA, are off, I think, year-to-date, 25%, 26%. Is there any contemplation of further restructuring or cost-cutting to drive profitability there? Do you think the revenue growth will kick in a little bit more and help with that in the back half of the year, such that that’s not required?

Michael J. Alkire - Premier, Inc. - President

Ryan, this is Mike Alkire. So we’ve actually been kind of going down that path of doing a restructuring. We’ve been focused on rightsizing parts of the advisory services business that obviously need to be more streamlined and more efficient to drive what we think is the appropriate growth in the market. We’ve been bringing on additional capabilities from a commercial standpoint, new leadership, different people that can actually help us with driving large-scale clinical transformation deals. So we’ve been pretty much making those transformational changes for the better part of the last two or three months.

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Fiscal 2020 Second Quarter Conference Call Transcript

Operator

Our next question comes from Donald Hooker of KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

So very interested in this CommonSpirit deal. Obviously, the numbers there are really big. So I was just trying to get a sense as to what’s sort of incremental and what’s not? Is this — and when I think about their supply chain spend, were you already servicing, I guess, the Dignity part of that? Is the other part completely new? Would that be upside? You commented that it was not material to fiscal ‘20, but could it be a needle mover in fiscal ‘21?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So we’re really excited first, Don, about CommonSpirit. We think it is indicative of our ability in a consolidating healthcare market to really win the big, big mergers. We did have the supply chain business on the Dignity side. We had no supply chain business on the CHI side. So we are getting the GPO business on the CHI side.

We also, though, had several technologies embedded at CHI health systems and corporate, and we are adding to that supply chain analytics for the entire system. And so in addition to that, we have a big savings target, as you might imagine. We will have a number of resources on the ground, dedicated to making the centralization of supply chain, in partnership with their leadership, deliver the desired savings. So there are a lot of components of the relationship as there always are. And it will take some time to ramp up the GPO conversion and the install of the new six or seven technologies, and so we’re very excited about it. But yes, it is an incremental new business in a couple of different ways.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. Super. I guess you probably won’t answer this, but I’ll take a shot and ask anyhow. But I mean, are the — when I think about the economics of the GPO, you tend to sort of target a 30% share back, and I realize that can vary. But is that kind of how one might think about your relationship with CommonSpirit, the CHI side of the incremental GPO opportunity there?

Susan D. DeVore - Premier, Inc. - CEO & Director

Well, you know, we don’t typically disclose individual contract details for any single member. This was a competitive bid process. And we went at it the same way we’ve gone at the other big merger deals, which is the total value proposition. I will tell you the largest number on the page was the savings target. There was a significant level of investment in the resources on the ground. There were significant acquisition on their part of the technologies. And an administrative fee share was a part of the total value proposition. So we feel like in a competitive bid process, our differentiation came through in all the different levers that we can bring to that total value creation for them.

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Fiscal 2020 Second Quarter Conference Call Transcript

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. Well, congrats on that. And then maybe one last one, and I’ll jump back in queue. In terms of GPO compliance, which is obviously an important driver, can you update us on the SURPASS and ASCEND programs in terms of member participation and maybe just qualify whether — are those real drivers here? Or is it something beyond that?

Michael J. Alkire - Premier, Inc. - President

Yes. I’ll let — this is Mike. I’ll let Craig talk to you about the real drivers for the numbers. But just a quick update on SURPASS, we’ve got 11 core members now, representing about $8.4 billion in annual supply chain spend in SURPASS. And then in ASCEND, we have more than 1,000 hospitals that represent about $21 billion in annual spend. And just as a quick reminder, we actually didn’t open up the core membership opportunity to join SURPASS up until last quarter. So obviously, we’re in discussions with additional members to gauge their interest in joining that high-compliance program.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. This is Craig. The only color I would add is that, as I indicated in my prepared remarks, the vast majority of our growth in supply chain is coming from penetration across our membership. And that includes kind of continued uptake, as we talked about last quarter, in the SURPASS and ASCEND high-compliance portfolios. We are seeing good growth and adoption into those programs, and so it’s helping drive some of our growth. But we’re seeing it even across the balance of the membership and somewhat underpinned by the utilization improvements that I talked about earlier.

Operator

Our next question comes from Steve Valiquette of Barclays.

Chun-Wai Yong - Barclays Bank PLC, Research Division - Research Analyst

This is Jonathan Yong on for Steve. Just in relation to the acquisitions, what was the impetus to acquiring the assets from GNY? And how does this impact your relationship kind of moving forward? Because I see in the press release, says that GNY won’t be a limited partner in Premier on November 2, so I just want to get color on that.

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So, as you know, Greater New York is different from our other member owners in that they are a regional aggregator. Essentially, they’re a GPO. And so we have had two decades of relationships with both the association and their members. It was clear to both of us that we are both GPOs and, therefore, there would be synergies associated with acquiring it and bringing the two together. We also were very interested in the Nexera consulting capabilities. There are lots of FTEs there with particular expertise in supply chain consulting and supply chain co-management. And so pretty early on in the discussions, we thought that combining our capabilities, our people, our technologies, getting some of the synergies out of duplicative areas made bringing those two businesses together as an acquisition make the most sense. And so we went through the process, got the fairness opinions and things that we needed to do with our Board and our own committees, and we both just agreed this was the best way to continue the long-standing relationship that we have had with those members.

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Fiscal 2020 Second Quarter Conference Call Transcript

Chun-Wai Yong - Barclays Bank PLC, Research Division - Research Analyst

Okay. Great. And just in relation to the Performance Services. I guess in relation to the slowdown, is it still related to political uncertainty on what the future healthcare market will look like? And I guess, to some extent, why double down with Nexera, essentially with the — given kind of the uncertainty in the Performance Services side?

Michael J. Alkire - Premier, Inc. - President

Yes. So this is Mike. So let me take a first pass at this. So yes, the political uncertainty, it just causes a lot of questions for our healthcare systems in terms of the investments that they are thinking about making in terms of where is the direction that the federal government is moving towards? And what are the capabilities that they need to continue to build out? So that uncertainty sort of plays in their decision-making process.

As far as Nexera is concerned, Nexera is primarily focused in the supply chain area. And so as you’re well aware, our Performance Services, for the most part, is focused in clinical standardization and driving clinical transformation, whereas Nexera is primarily focused on the supply chain part of the business, which is all about driving standardization of products and the best use of products and those kinds of things. So a little bit different capability in terms of what Nexera is bringing to the table.

Susan D. DeVore - Premier, Inc. - CEO & Director

And Nexera, from our perspective, is a very natural wraparound to the GPO with Acurity. So a lot of their relationships today are co-management relationships for the whole supply chain, and that was very consistent with our ongoing supply chain enterprise strategy.

Operator

Our next question comes from Richard Close of Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Great. Just to hit on that Performance Services and the political uncertainty, Mike or Susan, maybe gain your perspectives here. In the conversations you’re having with customers, is it something that they’re just waiting to see what the results of the election are? Is it anything to do with maybe the Supreme Court ruling on the ACA? And any thoughts in terms of what these customers need to see out of maybe the election or the ACA ruling that turns them to a position where, okay, they’re ready to go and comfortable to pull the trigger on new agreements with you guys?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So a couple of things that we see, Richard. One is they’re maintaining the technologies in information services and the performance services technologies that we have. So we still have high retention rates in the technology. So we believe that they think eventually, the quality, safety, clinical analytics and being paid based on those things in global kinds of models, we think they believe that that’s

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Fiscal 2020 Second Quarter Conference Call Transcript

coming. So those retention rates are high. We think the population health, the new models and the consulting that goes with that is such that there’s just not as much urgency today. And it really will depend on how we get through the election, how fast they start to announce new programs, new bundles, new value-based payment programs. They’re talking about Medicaid block grants. And I think right now, there’s a lot of political turmoil, it seems, continuing in the federal government. And the fee-for-service world is still sort of 85% of their revenue streams. And so they just don’t have the momentum that we think they will have.

Now we believe in a new election, whether it’s — whether it’s Trump or a Democrat, we believe that Trump will have a second term and, therefore, not be worried about programs that he wants to initiate. And so we think it could get back on track with the Trump administration. We also think, if it were a Democrat, they would want to try to pick back up ACA and drive that forward. So we’re being cautious about how fast we think that momentum is going to change. But we do think that the ultimate answer here is going to be payment models tied to quality, safety outcomes and total cost.

Part of our pivot to Contigo Health and part of our pivot to using our Stanson technology for prior authorization capabilities and part of our pivot to applied sciences is to create additional markets so we’re not as dependent on that momentum in Performance Services that we’ve had in the past. But it will take itself a year or two to work out, and we’ve continued to be consistent about that.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Okay. And my follow-up is on the applied sciences, Craig, maybe can you go over what generated the year-over-year decline there? Or what was the specifics you cited?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. What I indicated was really sort of the timing of when contracts hit. And so on a year-over-year basis, we saw a slower — a lesser amount of contracts in the current fiscal second quarter than we had a year ago. We still are focused on, as Susan indicated, pivoting our business to enhance and have more opportunities in life sciences as we move forward.

Operator

Our next question comes from Kevin Caliendo of UBS.

Adam Chase Noble - UBS Investment Bank, Research Division - Equity Research Associate of Healthcare

This is Adam Noble in for Kevin. Just wanted to confirm for both Acurity as well as Nexera, do they have any customers outside of Greater New York Association in your current book of business? Or are they completely servicing existing volumes within your overall customer base?

Michael J. Alkire - Premier, Inc. - President

Yes, it’s primarily within our current customer base.

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Fiscal 2020 Second Quarter Conference Call Transcript

Adam Chase Noble - UBS Investment Bank, Research Division - Equity Research Associate of Healthcare

Got you. And for Nexera specifically, I mean, could you talk about the product and service overlap between what you already do in Nexera? Are there any additional capabilities that they do that you think you could expand to your broader customer base? Or is it more simply FTEs offering some of the same services that you already do but servicing different clients?

Michael J. Alkire - Premier, Inc. - President

Yes. I think there are two primary areas that they offer at a higher level than what we offer. One is clinical value analysis, so they do a great job of leveraging our data, working with their organizations to standardize value analysis across those healthcare systems that they work with. So that’s number one. And then number two is the co-management of the supply chain. So they built out some very, very strong measures and services to help their healthcare systems from a co-management standpoint in the supply chain area.

Susan D. DeVore - Premier, Inc. - CEO & Director

And we think, actually, the New York market is a tougher market than most. And so the need for cost savings and supply chain management and co-management, it really will supplement our build of that enterprise end-to-end supply chain strategy. So we do view it as complementary to what we have, not duplicative to what we have.

Adam Chase Noble - UBS Investment Bank, Research Division - Equity Research Associate of Healthcare

Got you. And if I could just sneak in one more question. On the product revenue growth in the quarter, could you give a little bit more color into what specific product categories drove the growth in the quarter? And how sustainable do you think this level of growth is as we cycle into the back half of the year as well as into 2021?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. This is Craig. So from a products revenue standpoint, just ongoing continued really strong growth across our core commodity products in our PremierPro product line, primarily gloves, personal protective attire, candidly, incontinence products, all of those actually showing very strong growth. We do have a relationship with U.S. Foods, who is a distributor of all of our food products for our healthcare systems. And they actually leverage our direct-sourcing capabilities to distribute primarily gloves into their facilities across the United States, and so very strong growth there in the quarter. And then as we have talked about, we also do what are called aggregated purchases or bulk buys where we take advantage of, I’ll say, spot opportunities in the market to take title to product that we can then sell at a substantial discount to members based on kind of excess demand in the marketplace, et cetera. And so we had strong growth from that in the second quarter as well. So really, the business sort of performing very well across all of its capabilities from a top line standpoint.

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Fiscal 2020 Second Quarter Conference Call Transcript

Operator

Our next question comes from Jason Plagman of Jefferies.

Jason Michael Plagman - Jefferies LLC, Research Division - VP

First one, going back to Performance Services, can you provide any more color on kind of the trajectory that you’re expecting for revenue growth in the second half? And should we expect quarter-over-quarter growth in Q3 and Q4 from the Q2 level? Or just kind of the trajectory we should be thinking about for the second half would be helpful.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. I think as you think through the cadence of the year, so we had a lower first quarter, obviously, a step-up in the second quarter. We did have the benefit and a good, strong second quarter given some, as I indicated in my comments, good sales on the technology side. It’s really been the consulting side that didn’t sort of meet our expectations at a broader level. I think as we look into the back half of the year, would expect a slight step-up in Q3 over where we came in, in the second quarter. And then I think Q3 and Q4 at this point would kind of be at a consistent run rate basis for the balance of the year, and that will get us into the updated guidance range that we provided.

Jason Michael Plagman - Jefferies LLC, Research Division - VP

Okay, that’s helpful. And then switching gears a little bit. On the supply chain segment, as you grow the co-management portion of that business, does that have any positive or negative impact on the margin profile for the supply chain segment?

Susan D. DeVore - Premier, Inc. - CEO & Director

Well, our view of the co-management business that it is — that it’s going to include additional contract penetration of the GPO, potentially additional use of the direct sourcing businesses and consulting — payment for consulting services that are people driven. And so we have a couple of different kinds of margin businesses, all of which we think get better with a co-management arrangement. It’s just a mix shift that might occur somewhat. But our anticipation is that, that revenue doesn’t replace GPO administrative revenue. It actually enhances it.

Operator

Our next question comes from Jailendra Singh of Crédit Suisse.

Jailendra P. Singh - Crédit Suisse AG, Research Division - Research Analyst

Just wanted to get a little bit more color around the guidance on Supply Chain Services segment, still a pretty wide range of $35 million with the lower end not reflecting much growth in the second half. Can you help us understand puts and takes there? Is it all a function of the expectations around utilization trends?

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Fiscal 2020 Second Quarter Conference Call Transcript

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. So relative to the guidance, as I indicated in a earlier response, we are still aware of and monitoring the potential impacts of the product recalls that happened in the marketplace around gowns and the implications that could have on utilization around elective procedures, et cetera, and then the potential impact of the Coronavirus. And while we’re optimistic that the market will get their arms around that and prevent that from further expanding, we certainly want to be careful and mindful that those could have implications on our healthcare providers’ ability to deliver care, which downstream impacts utilization and the use of supplies by us. So we’re just being a little bit careful on that side to make sure that we manage that.

Utilization overall, we’re sort of assuming we’re on this kind of — the long-standing trend we’ve had. The other thing I would say from a utilization standpoint that we always — and I wouldn’t say we have enough data yet to emphatically conclude this, but as you think about the rise and the increase in high deductible health plans, there does tend to be, at times, higher utilization in calendar fourth quarter, at the end of a calendar year once people have met their deductibles. Those all reset when you move into a new calendar year. And so that can also have an impact on utilization.

So there’s a lot of factors that are sort of out there that could impact where the back half of the year from a Supply Chain Services standpoint could come in, and so we’ve purposely left the range where it is to contemplate those potential downsides. On the upside, to the extent that we do continue to see positive utilization, those recalls and the Coronavirus are managed appropriately, we think that provides a path to actually continue the strong first half that we had and potentially perform on the higher end.

Jailendra P. Singh - Crédit Suisse AG, Research Division - Research Analyst

Okay. And then with respect to Contigo Health, our understanding was that the majority of benefit was not going to be until fiscal ‘21. So I just want to better understand the comments around slow ramp-up of that business impacting the segment outlook. Is it more investment? Or is it really the revenue? There was some expectations on revenue as well.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes, there was an expectation of some additional revenue in fiscal ‘20. As we were rolling that out, we had anticipated a faster ramp-up in calendar 2020, but I’ll say the back half of our fiscal year, with these pilot programs. Those pilot programs have taken a little bit longer to get off the ground than we originally contemplated as we’ve worked through the discussions with benefit decision-makers in those large employers that we’re working with. And so there is a lower contribution from a revenue perspective than we originally expected in fiscal ‘20.

To your point, the more significant increases and growth in that business, we do still anticipate to begin in fiscal ‘21, and then candidly, into fiscal 2022. But the guidance was impacted as a result of a slower ramp-up in revenues. We are continuing to make investments on the cost side to stand up that. We’re very excited about getting this first very significant national employer signed up and very close to a second one, as Mike indicated. So things are trending in a very positive way, just taking a little bit longer to get off the ground than originally expected.

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Fiscal 2020 Second Quarter Conference Call Transcript

Operator

Our next question comes from Michael Polark of Baird.

Michael K. Polark - Robert W. Baird & Co. Incorporated, Research Division - Research Associate

Stepping in for Eric Coldwell this morning. A question on Acurity. I understand they had some of their own contracts on a direct basis. Not everything flowed through the Premier portfolio. So can you help us understand as part of this transaction, on a run rate basis, what sort of incremental gross and/or net fee revenue is going to be generated from the Acurity purchase?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. So our historical relationship with Greater New York actually did provide that we actually shared fees on all of their contracts, whether they were Premier contracts or part of the regional portfolio. There were some very minor carve-outs and some very specific excluded categories. But broadly and generally speaking, all of the revenue came in collectively, so there was aligned incentives. So I wouldn’t suggest that there’s a material change as a result of the acquisition because we were already getting credit for the vast majority of our share of those regional contract fees in the past.

Michael K. Polark - Robert W. Baird & Co. Incorporated, Research Division - Research Associate

Okay. Helpful. Similar question on the Nexera piece. It sounds like a consulting business that you can leverage to enable your core supply chain business. The way it’s written about in the press release suggests that Nexera, at least base fee revenue, is going to be incorporated into the supply chain reporting segment. Is that correct?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

That is correct.

Michael K. Polark - Robert W. Baird & Co. Incorporated, Research Division - Research Associate

Okay. And can you frame the magnitude of that business today before any synergies that you aspire to extract?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

I mean, we’re not specifically disclosing the levels of revenue, but I would tell you that on an annual run rate basis, that business was in the $20 million to $25 million range.

Operator

Our next question comes from Sean Wieland of Piper Sandler.

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Fiscal 2020 Second Quarter Conference Call Transcript

Sean William Wieland - Piper Sandler & Co., Research Division - MD & Senior Research Analyst

So just to follow up on that. I’m just confused on the revenue contribution relative to your guidance and these acquisitions. Are you not disclosing that? Or is there no revenue impact?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

For fiscal 2020, the revenue impact of the acquisitions, as I indicated, is not material at all because we are picking up revenue from the Nexera component of the acquisition. But we do have the non-cash amortization of the one-time rebate payment that Acurity is making to its members that we have to take a portion of our consideration and actually allocate that to prepaid contract administrative fee share and then amortize that. So that amortization, which reduces net revenue, is actually offsetting the contributions that we’re picking up from the Nexera business.

Sean William Wieland - Piper Sandler & Co., Research Division - MD & Senior Research Analyst

So maybe putting strategic reasonings aside, why — from a financial perspective, what’s the rationale for doing the acquisition?

Susan D. DeVore - Premier, Inc. - CEO & Director

Our Board unanimously agreed that securing those revenue streams, removing termination for convenience provisions, locking in that huge customer base, gaining the Nexera capabilities and the synergies associated with consolidating our GPOs all made sense from a strategic and financial perspective.

Operator

Our next question comes from Andrew Cooper of Raymond James.

Andrew Harris Cooper - Raymond James & Associates, Inc., Research Division - Senior Research Associate

A lot of has been covered, so I’ll keep it kind of high level here. But just as we think about — I think in one of the answers to an earlier question, the comment on Performance Services and going for those larger clinical transformation-type deals, and I think back to the control tower sort of commentary we’ve heard before, why is now the right time when we think that there’s a little bit of a pause on all this uncertainty to go for these bigger sorts of deals as opposed to potentially being willing to take some smaller deals and go after it kind of piecemeal, at least until strategically, there may be more willingness to go after this? Has any of that started to come to fruition? And sort of how do you think about that evolving relative to the uncertainty we’ve seen?

Michael J. Alkire - Premier, Inc. - President

Yes. So this is Mike. So I would just say in one word, cost. I think that when healthcare systems are trying to drive clinical standardization, it’s really about getting waste out of the system and reducing overall cost. So that no matter what happens with the federal government, as healthcare continues to evolve, as these large employers are expecting differentiated value from a healthcare standpoint for their

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Fiscal 2020 Second Quarter Conference Call Transcript

employees, they want it done in a very, very high-quality but efficient way. But I think the simple answer to your question is, we’re really focused on leveraging that control tower really to reduce overall cost and reduce variation.

Susan D. DeVore - Premier, Inc. - CEO & Director

We do have small, medium-sized and large engagements in Performance Services in consulting. And we, long term, believe that being a point solution consultant is not the right long-term answer. The right long-term answer is to bring all that technology, big scale, clinical and cost transformations and that will be the differentiation because we’ll have embedded technology and resources to drive a sustainable clinical and cost performance. So we do both today. But clearly, our vision is the differentiation of being able to add our technology to consulting, which most other consulting companies do not have an ability to do. So it’s an investment we’re making, and we’re continuing to make that investment and building for the future.

Operator

At this time, I’d like to turn the call back over to Susan DeVore for any closing remarks.

Susan D. DeVore - Premier, Inc. - CEO & Director

So thanks, everybody, for your time and questions today. Our next quarterly update is currently scheduled for May 5. Thanks so much.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect. Everyone, have a great day.